Exhibit 99.1

Egalet Announces Scientific Data at PAINWeek 2015 Meeting Supports Analgesic Efficacy of SPRIX® Nasal Spray Versus Commonly Prescribed Oral Combination Opioids in Treatment of Moderate to Severe Short-Term Pain

—Additional data demonstrate strong abuse-deterrent profiles of Egalet’s abuse-deterrent, extended-release morphine, Egalet-001, and abuse-deterrent, extended-release oxycodone, Egalet-002—

Wayne, Penn. — September 10, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on discovering, developing and commercializing innovative pain treatments, today announces the presentation of scientific data at PAINWeek 2015 from a meta-analysis that shows that the treatment effect sizes of SPRIX® (ketorolac tromethamine) Nasal Spray were similar or higher than combination opioid products supporting the use of SPRIX Nasal Spray as an effective treatment option for patients who require analgesia at the opioid level. In addition, data from Category 3 human abuse liability studies being presented demonstrate the robust abuse-deterrent profile of Egalet-001, an abuse-deterrent, extended-release morphine product candidate in late-stage development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Finally, a Category 1 abuse-deterrent study being presented demonstrates the strong physical abuse-deterrent characteristics of Egalet’s abuse-deterrent, extended-release oxycodone product candidate, Egalet-002, compared to OxyContin® (oxycodone hydrochloride).

SPRIX Nasal Spray, a non-steroidal anti-inflammatory drug (NSAID), is approved in adults for short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. SPRIX is available with a prescription through Sprix Direct.

“Our data at PAINWeek this year highlight the breadth of Egalet’s products, including the data on SPRIX Nasal Spray that demonstrates how this unique product offers patients and physicians an effective treatment option with opioid-level pain relief,” said Jeffrey Dayno, MD, Egalet’s chief medical officer.  “In addition, data on our Guardian™ Technology product candidates support the robust abuse-deterrent profiles of both Egalet-001 and Egalet-002. We will be submitting the results of these studies for publication in the near future.”

Egalet-001 was designed using Egalet’s proprietary Guardian™ Technology that is a polymer matrix tablet technology which is combined with a novel manufacturing process, plastic injection molding. This results in tablets with controlled-release properties as well as physical and chemical features that have been demonstrated to resist both common and more rigorous methods of manipulation, in order to deter common routes of abuse. Data demonstrating statistically significant reduction in maximal drug liking for Egalet-001 compared to MS Contin® (morphine sulfate extended-release tablets) through both oral and intranasal routes of abuse are being presented this week based on the results of Category 3 oral human abuse liability (HAL) and intranasal HAL studies.

“The data from both the oral and intranasal HAL studies demonstrate the robust abuse-deterrent profile of Egalet-001—the potential first abuse-deterrent, extended-release morphine product using a physical and chemical barrier approach to abuse deterrence,” said Lynn Webster, MD, Vice President, Scientific Affairs, PRA International. “Given that morphine is the most prescribed extended-release opioid, combined with the growing issue of opioid abuse, Egalet-001 represents a clinically relevant treatment option that, if approved, could help deter abuse as well as help to decrease the problem of opioid addiction, overdose and death occurring in our communities.”

The five posters containing data on Sprix Nasal Spray, Egalet-001, and Egalet-002 will be presented this evening, Thursday, September 10, during the main poster session.

Abstract Highlights

SPRIX® Nasal Spray

•                  The treatment effect sizes of SPRIX Nasal Spray were similar to or higher than common oral combination opioid products in the setting of postoperative pain after third molar surgery, a well-accepted acute pain model, supporting SPRIX as an effective treatment option for patients with moderate to moderately severe short-term pain.

Egalet-001

•                  The level of work measured using ALERRTSM (Assessing Labor, Effort and Resources Required for Tampering), a tool developed by PinneyAssociates to standardize how to quantify the level of effort required to defeat an abuse-deterrent product candidate, was applied to evaluate the level of effort required to manipulate Egalet-001 compared to MS Contin; results showed that it took up to ten times greater level of effort and time to manipulate Egalet-001 compared to MS Contin;

•                  In a Category 3 intranasal HAL study, after maximal manipulation which took more effort for Egalet-001 compared to MS Contin, Egalet-001 demonstrated a statistically significant reduction in maximal drug liking (Emax; primary endpoint) compared to MS Contin (p < 0.001) with a much lower Abuse Quotient (Cmax/Tmax) based on PK data;  and,

•                  Similar results were reported from a Category 3 oral HAL study, in which subjects reported significantly lower drug liking Emax for manipulated Egalet-001 compared to the Emax for manipulated MS Contin (p = 0.007).

Egalet-002

•                  Based on Category 1 physical abuse-deterrent studies, Egalet-002 resisted manipulation for up to five-times the duration of effort required for failure of OxyContin; when Egalet-002 was subjected to equivalent effort, the particle size reduction outcome was far less successful and yielded one-sixth the particle size output that would be amenable for snorting as compared to OxyContin.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit www.egalet.com.

Important Safety Information for SPRIX® (ketorolac tromethamine) Nasal Spray

SPRIX® is a non-steroidal anti-inflammatory drug (NSAID) indicated in adult patients for the short-term (up to 5 days) management of moderate to moderately severe pain that requires analgesia at the opioid level.  Do not exceed a total combined duration of use of SPRIX and other ketorolac formulations (IM/IV or oral) of 5 days. SPRIX is not indicated for use in pediatric patients or for minor or chronic painful conditions.

SPRIX is contraindicated as follows: in patients with peptic ulcer disease or a history of GI bleeding; in patients with suspected or confirmed cerebrovascular bleeding, hemorrhagic diathesis, incomplete hemostasis, or at high risk of bleeding; for the treatment of peri-operative pain in the setting of coronary artery bypass graft (CABG) surgery; in patients with advanced renal impairment and those at risk for renal failure due to volume depletion; use as a prophylactic analgesic before any surgery; use in labor and delivery; use in patients with a history of asthma, urticaria, or other allergic-type reactions after taking aspirin or other NSAIDs; and, known hypersensitivity to ketorolac, aspirin, other NSAIDs or EDTA.

SPRIX should be used with caution in patients with a prior history of ulcer disease or GI bleeding, coagulation disorders, in patients taking diuretics or ACE inhibitors, or those with compromised cardiac function.  NSAIDs can cause serious anaphylactoid reactions and serious dermatologic adverse reactions; SPRIX should be discontinued immediately in patients with allergic reactions or skin reactions.

The most common adverse reactions (incidence > 2%) in patients treated with SPRIX and occurring at a rate at least twice that of placebo are nasal discomfort, rhinalgia, increased lacrimation, throat irritation, oliguria, rash, bradycardia, decreased urine output, increased ALT and/or AST, hypertension, and rhinitis.

SPRIX is not an inhaled product. SPRIX nasal spray should be discarded within 24 hours of taking the first dose, even if the bottle still contains some medication.

Please see full prescribing information, including Boxed Warning, for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275